Exhibit 99.1

Intel Corporation
2200 Mission College Blvd.
Santa Clara, CA 95054-1549

Intel CEO Paul Otellini to Retire in May

SANTA CLARA, Calif., Nov. 19, 2012 – Intel Corporation today announced that the company’s president and CEO, Paul Otellini, has decided to retire as an officer and director at the company’s annual stockholders’ meeting in May, starting an orderly leadership transition over the next six months. Otellini’s decision to retire will bring to a close a remarkable career of nearly 40 years of continuous service to the company and its stockholders.
“Paul Otellini has been a very strong leader, only the fifth CEO in the company’s great 45-year history, and one who has managed the company through challenging times and market transitions,” said Andy Bryant, chairman of the board. “The board is grateful for his innumerable contributions to the company and his distinguished tenure as CEO over the last eight years.”
“I’ve been privileged to lead one of the world’s greatest companies,” Otellini said. “After almost four decades with the company and eight years as CEO, it’s time to move on and transfer Intel’s helm to a new generation of leadership. I look forward to working with Andy, the board and the management team during the six-month transition period, and to being available as an advisor to management after retiring as CEO.”
The board of directors will conduct the process to choose Otellini’s successor and will consider internal and external candidates for the job.
In addition, the company also announced that the board has approved the promotion of three senior leaders to the position of executive vice president: Renee James, head of Intel’s software business; Brian Krzanich, chief operating officer and head of worldwide manufacturing; and Stacy Smith, chief financial officer and director of corporate strategy.
During Otellini’s tenure as CEO -- from the second quarter of 2005 through the third quarter of 2012 -- Intel:

•	Generated cash from operations of $107 billion
•	Made $23.5 billion in dividend payments
•	Increased the quarterly dividend 181 percent from $0.08 to $0.225

From the end of 2005 through the end of 2011, Intel achieved record revenue and net income.  During this period, annual revenue grew from $38.8 billion to $54 billion, while annual earnings-per-share grew from $1.40 to $2.39.
In addition to financial performance, Intel, under Otellini’s leadership, achieved notable successes in areas of strategic importance. During this period, the company:

•	Transformed operations and the cost structure for long-term growth
•	Achieved breakthrough innovations, including High-K/Metal gate and now 3-D Tri-gate transistors; and dramatic improvement in energy efficiency of Intel processors
•	Reinvented the PC with Ultrabook™ devices
•	Greatly expanded business partnerships and made strategic acquisitions that expanded Intel’s presence in security, software and mobile communications
•	Delivered the first smartphones and tablets for sale with Intel inside
•	Grew the vast network of cloud-based computing built on Intel products

Intel (NASDAQ: INTC) is a world leader in computing innovation. The company designs and builds the essential technologies that serve as the foundation for the world’s computing devices. Additional information about Intel is available at newsroom.intel.com and blogs.intel.com.

Intel, the Intel logo and Ultrabook are trademarks of Intel Corporation in the United States and other countries.
*Other names and brands may be claimed as the property of others.

CONTACT:           Paul Bergevin                                                                            Mark Henninger
Intel Media Relations                                                               Investor Relations
408-765-4793                                                                               408-653-9944
Paul.bergevin@intel.com                                                         mark.h.henninger@intel.com